EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

[Date]
[Name and Address]
Re: Executive Severance
Dear [Name],
Duke Realty Corporation (which, together with its subsidiaries, predecessors and affiliates, is referred to as the “Company”) is pleased to offer you, as a senior officer of the Company, the severance benefits described below in exchange for your agreement to protect the legitimate business interests of the Company following your separation from employment.
Benefits
Upon your separation from employment by the Company and your compliance with the obligations set forth below, you will be entitled to receive certain separation benefits. These benefits, which differ depending upon the circumstances of your separation, are:

A.
If you voluntarily terminate your employment by the Company, you will be entitled to separation payments totaling an amount equal to your annual base pay in effect on the last day of the calendar year immediately preceding the calendar year in which your employment is terminated (the “Compensation Year”). The amount of any cash bonus, performance bonus, or equity-based or long-term incentive bonus received by you during or with respect to the Compensation Year will not be included as base pay. For example, if on December 31 of the Compensation Year you were being paid a base salary at the annual rate of $150,000, and in February of the year your employment terminated you received a cash bonus of $50,000 for the Compensation Year, your separation payments would total $150,000. These payments will be made to you in equal monthly installments over twelve (12) months beginning not later than sixty (60) days following your separation. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

B. If the Company terminates your employment For Cause, you will be entitled to separation payments totaling ten thousand dollars ($10,000.00). “For Cause” means any of the following, as determined solely in the discretion of the Board of Directors or a committee designated by the Board of Directors: (i) your willful and continued failure to perform your required duties as an officer or employee of the Company, (ii) any action by you which involves willful misfeasance or gross negligence, (iii) the requirement of, or direction by, a federal or state regulatory agency which has jurisdiction over the Company to terminate your employment, (iv) any conduct, action or inaction by you which causes embarrassment,

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

diminished good will, or otherwise is deemed substantially harmful or contrary to the interests of the Company, (v) your conviction of any criminal offense which involves dishonesty or breach of trust, or (vi) any intentional breach or violation by you of a material term, condition, or covenant of any agreement between you and the Company or condition of your employment, including the Company’s Code of Conduct. Before terminating your employment For Cause, the Company must provide to you written notice of the grounds warranting For Cause termination and give you at least ten (10) days after such notice to cure and remedy your conduct to the satisfaction of the Company. These payments will be made to you in equal monthly installments over two (2) months beginning not later than sixty (60) days following your separation. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

C.
If the Company terminates your employment for any reason other than For Cause, and there has been no Change of Control as defined below, your termination will be considered a separation for “Other Than Cause.” You agree that a change in your status or position or duties with the Company that does not involve either a demotion or a reduction in base salary or annual incentive bonus targets will not constitute a termination of your employment by the Company. In the event the Company terminates your employment for Other Than Cause, you will be entitled to receive separation payments totaling an amount equal to two (2) times the sum of (i) your annual base pay in effect on the last day of the calendar year immediately preceding the calendar year in which your employment is terminated (the “Compensation Year”), plus (ii) any annual cash incentive bonus paid or payable to you with respect to services performed in the Compensation Year. For example, if on December 31 of the Compensation Year you were being paid a base salary at the annual rate of $100,000, and in February of the year your employment terminated you received a $50,000 annual cash incentive bonus for services performed in the Compensation Year and a long term incentive bonus valued at $25,000 for services performed in the Compensation Year, your separation payments would total $300,000 (($100,000 + $50,000) x 2). These payments will be made to you in equal monthly installments over twenty-four (24) months beginning not later than sixty (60) days following your separation. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

D.
If the Company terminates your employment within one (1) year of a Change in Control of the Company, or if you terminate your employment by the Company voluntarily for Good Reason, you will be entitled to receive separation payments totaling an amount equal to three (3) times the sum of (i) your annual base pay in effect on the last day of the calendar year immediately preceding the calendar year in which your employment is terminated (the “Compensation Year”), plus (ii) any annual cash incentive bonus paid or payable to you with respect to services performed in the Compensation Year. For example, if on December 31 of the

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

Compensation Year you were being paid a base salary at the annual rate of $100,000, and in February of the year your employment terminated you received a $50,000 annual cash incentive bonus for services performed in the Compensation Year and a long-term incentive bonus valued at $25,000 for services performed in the Compensation Year, your separation payments would total $450,000 (($100,000 + $50,000) x 3). These payments will be made to you in equal monthly installments over twenty-four (24) months beginning not later than sixty (60) days following your separation. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.
"Change in Control" of the Company means:
(a) a "change in control" of the Company of a nature that would be required to be reported in the Company’s next proxy statement filed under Section 14(a) of the Securities Exchange Act of 1934, as amended ("1934 Act");
(b) a "person" (as that term is used in Section 14(d)(2) of the 1934 Act), directly or indirectly, after the date of this letter becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of securities representing 25% or more of the combined voting power for election of directors of the then-outstanding securities of the Company;
(c) the individuals who are directors of the Company at the beginning of any period of two consecutive years or less cease for any reason during that period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was recommended or approved by vote of at least two-thirds of the members of the Board then serving who were members of the Board at the beginning of such period;
(d) the shareholders of the Company approve any dissolution or liquidation of the Company or any sale or disposition of 50% or more of the assets or business of the Company; or
(e) consummation of a merger or consolidation to which the Company is a party (other than a merger or consolidation with a wholly-owned subsidiary of the Company) or a share exchange in which the Company will exchange Company shares for shares of another corporation as a result of which the persons who were shareholders of the Company immediately before the effective date of such merger, consolidation or share exchange will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger, consolidation or share exchange.
“Good Reason” means the occurrence of any of the following during the one (1) year period of time immediately following a Change in Control:

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

(a)	a change in your status or position with the Company that does not represent a promotion from your status and position in effect immediately prior to a Change in Control of the Company;

(b)	a forced move to a location more than sixty (60) miles from your place of business immediately prior to a Change in Control; or

(c)
a reduction by the Company in your base salary and /or a reduction in the your annual incentive bonus targets as compared to that in effect immediately prior to a Change in Control. You may not terminate your employment for “Good Reason” without providing the Company with written notice of the grounds which you believe constitute “Good Reason” and giving the Company at least ten (10) days after your notice to cure and remedy its conduct.

E.	In the event you terminate employment effective on or after your 62nd birthday, you will not be entitled to receive any separation benefits from the Company under Paragraphs A, B or C above.

F.
In the event that you die or become disabled before you have received all of your separation payments, you, your designee in writing or, if none, your estate will receive the balance of the separation payments otherwise due to you.

G.
If you violate or fail to comply with any of your obligations as set forth herein, no further payments will become due or be paid to you (or your surviving spouse, designee or estate). Any payments otherwise due to you that were delayed pursuant to paragraph J. below shall still be paid to you.

H.
If you become, without obtaining advance written consent by the Company, an owner of more than 2% of any business which is substantially similar to or competes with the Company, no further payments will become due or be paid to you (or your surviving spouse, designee or estate).

I.
If you become, without obtaining advance written consent by the Company, employed by, or serve as an officer, director, consultant, independent contractor, agent or representative of, any business that is substantially similar to or competes with Company, no further payments will become due or be paid to you (or your surviving spouse, designee or estate).

J.
To the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company’s outside counsel, one or more payments described under A, B, C or D above shall be delayed to the six month anniversary of the date of your separation from service, within the meaning of Code Section 409A.

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

Obligations
In order to receive the separation payments described above, you must live up to certain obligations. If you fail to do so, your right to receive separation payments will end immediately. These obligations are:

1.
For a period of two (2) years following your separation from employment, you may not solicit or attempt to solicit any then-existing customer of the Company or any potential customer of the Company with whom the Company is then engaged in discussions regarding one or more specific possible transactions for purposes of providing, marketing, or selling products or services competitive with the products and/or services sold or offered by the Company. If you voluntarily terminate your employment by the Company for any reason, or if the Company terminates your employment For Cause, this two (2) year period will be reduced to one (1) year.

2.
You may not use or disclose to anyone any Trade Secret belonging to the Company to which you may have had access while employed by Company. “Trade Secret” means information including, but not limited to, technical or non-technical data, a formula, a pattern or design, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, tenants or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secret” does not include information that is or becomes generally known to the public; or was already known by you prior to your employment by the Company; or that you obtain from an independent source having a bona fide right to use and disclose such information; or that the Company approves for unrestricted release by express authorization.

3.
For a period of two (2) years following your separation from employment, you may not use or disclose to anyone any Confidential Information belonging to the Company to which you may have had access while employed by the Company. "Confidential Information" means any data or information, other than Trade Secrets, that is important to the Company, is competitively sensitive, and is not generally known by the public. “Confidential Information” includes, without limitation: (1) the sales records, profit and performance records, pricing manuals, models and related materials, sales manuals, training manuals, selling and pricing procedures, and financing methods of the Company; (2) customer and tenant lists, the special demands of particular customers and tenants, and the current and anticipated requirements of customers and tenants for the properties, products and services of the Company; (3) the specifications of any new properties, products or services under development by the Company; and (4) the business plans,

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

marketing strategies, and internal financial statements and projections of the Company. “Confidential Information” does not include information that is or becomes generally known to the public; or was already known by you prior to employment by the Company; or that you obtain from an independent source having a bona fide right to use and disclose such information; or that the Company approves for unrestricted release by express authorization.

4.
The payments and benefits under this agreement are conditioned upon your execution and non-revocation of a General Release of All Claims and Covenant Not to Sue, in the form in general use by the Company as of the time of your separation from employment (the “Release”). The Release (i) must be presented by the Company to you within 7 days after your separation of employment and (ii) must be executed by you, and all revocation periods shall have expired, within 60 days after your separation from employment; failing which such payments or benefits shall be forfeited. If such 60-day period spans two calendar years, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, you are not permitted to influence the calendar year of payment based on the timing of your signing of the Release.

5.
For a period of one (1) year following your separation from employment by the Company, you may not, directly or indirectly, without obtaining prior approval from the Company, encourage or solicit any then-current employee of the Company to separate from employment by the Company.

6.
Within two (2) days of your date of separation from employment by the Company, you must return to the Company all Trade Secrets and Confidential Information or other tangible things, including all computers, computer disks or other media, files, reports, financial data, handbooks, training materials, marketing or strategic reports, policy statements, programs, and other documents or tangible things provided to you by the Company or acquired by you as a result of your employment by the Company. You may not retain any copies or remove or participate in removing any such materials or things from the premises of Company.

7.
You understand and agree that the non-solicitation and non-disclosure obligations described above are acceptable to you and are reasonable in light of the nature of the business of Company, your access to information while an employee of the Company, the opportunities, contacts, and professional development you have received during your employment by the Company and the Company’s legitimate need to protect its good will and guard against the disclosure or misuse of its proprietary information.

Once accepted by you, the terms set forth in this letter may not be amended or terminated by either you or the Company except in a written document executed by both parties. This offer, whether or not accepted by you, will not change your status as an at-will

EXHIBIT 10.13

FORM OF LETTER AGREEMENT
REGARDING EXECUTIVE SEVERANCE

employee of Company. Any action required of or permitted by the Company under this letter shall be by resolution of the Board of Directors, by a committee of the Board of Directors, or by a person or persons authorized by resolution of the Board of Directors or a committee of the Board of Directors.
The terms of, and any dispute arising under, this letter will be governed by the laws of Indiana. You agree that any litigation arising out of or under this letter will be commenced and maintained only in the state or federal courts within the state of Indiana.
If the foregoing is acceptable to you, please so indicate by signing a copy of this letter where indicated below and returning it to the Company.
Very truly yours,
DUKE REALTY CORPORATION
By: __________________________
[Name]
[Title]
Agreed and accepted this ___ day of __________, 20__
______________________________
[Name]
[Title]